Exhibit 23.1



                    Consent of Independent Public Accountants


     We hereby consent to the use in the Amendment No. 1 to Form 8-K of our reports dated August 27, 2001 of Audiobooks of Texas, Inc. d/b/a Earful of Books, as of December 31, 2000 and 1999 and each of the years in the two-year period ended December 31, 2000 as it appears in such Amendment.



/s/ Ham, Langston & Brezina, LLP
HAM, LANGSTON & BREZINA, LLP
Houston, Texas
September 10, 2001